Exhibit 99.1

Equinix Media Contact	Equinix Investor Relations Contact
Joan Powell	Jason Starr
Equinix, Inc.	Equinix, Inc.
(650) 513-7098	(650) 513-7402
joanpowell@Equinix.com	jstarr@Equinix.com

FOR IMMEDIATE DISTRIBUTION

EQUINIX COMPLETES $683.4 MILLION ACQUISITION OF SWITCH AND DATA, STRENGTHENING ITS LEADERSHIP IN DATA CENTER SERVICES

•	Combined company to operate more than six million gross square feet of global data center space with more than 575 network service providers

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Acquisition provides customers broader access to 35 global data center metropolitan areas throughout North America, Europe and Asia-Pacific regions for extended market reach and interconnected business ecosystems

•	Equinix to host an investor call on Thursday, May 6, 2010 at 4:30 p.m. ET (1:30 p.m. PT) to discuss updated view on the combined company

Foster City, CA — May 3, 2010 — Equinix, Inc. (Nasdaq: EQIX), a provider of global data center services, today announced completion of its acquisition of Switch and Data Facilities Company, Inc. (Nasdaq: SDXC) in a transaction valued at $683.4 million and comprised of a cash payment of approximately $134.0 million and the issuance of approximately 5.5 million shares of Equinix common stock valued at $549.4 million based on the closing price of Equinix common stock as of April 30, 2010. This amount excludes any value attributed to the Switch and Data employee equity awards assumed, which will be finalized at a later date. The transaction further strengthens Equinix’s leadership position in the global data center services market by extending the company’s presence to 16 new metropolitan areas across North America and by expanding the company’s regional data center footprint from six to 22 metropolitan areas, providing expansion opportunities for Equinix’s growing global base of customers.

“Equinix’s acquisition of Switch and Data is built on a strong, common business model and cultural fit, enabling us to extend our North American reach as a global leader of data center services. This combination allows us to expand our global service delivery platform to improve the performance of critical content and applications by reducing latency,” said Steve Smith, president and CEO of Equinix. “Our collective customers will clearly benefit from our commitment to extraordinary customer satisfaction as we broaden our portfolio of services together.”

The completed acquisition will help customers respond to two broad market trends. The continued rapid growth for online information is requiring companies to reliably connect and improve the performance of their business-critical content and applications by storing and distributing latency-sensitive assets at the network edge, near local population centers. At the same time, the market compels companies to develop aggregation and distribution strategies for their digital assets in markets around the world. The transaction is expected to give Equinix customers broader access to local markets throughout North America for their network edge deployments. Former Switch and Data customers can now benefit from global data center services that provide extended market reach and enable interconnected business ecosystems.

Equinix announced its intent to acquire Switch and Data on October 21, 2009. Equinix will integrate Switch and Data’s data center business and operations under the Equinix brand as part of a comprehensive integration program that includes the company’s 34 data centers in 22 markets in the U.S. and Canada. The transaction adds more than one million gross square feet of data center capacity, bringing Equinix’s total to more than six million gross square feet, and expanding its global service delivery platform footprint to 87 IBX and partner data centers in 35 metropolitan areas across North America, Europe and Asia-Pacific. The transaction allows Equinix to immediately expand into new strategic metropolitan areas, including Atlanta, Denver, Miami, Seattle and Toronto, as well as provides a platform for the future expansion of the former Switch and Data assets. In addition, the deal expands the number of network service providers available from 410 to more than 575 providers for Internet, peering, Ethernet and wide area network (WAN) services within Equinix IBX data centers.

The Company will discuss the closure of this transaction and provide an update on its view of the combined company on a conference call on Thursday, May 6, 2010, at 4:30 p.m. ET (1:30 p.m. PT). To hear the conference call live, please dial 773-756-4788 (domestic and international) and reference the passcode (EQIX). A simultaneous live Webcast of the call will be available over the Internet at www.equinix.com, under the Investor Relations heading.

A replay of the call will be available beginning on Thursday, May 6, 2010 at 7:30 p.m. (ET) through June 7, 2010 by dialing 203-369-3826 and reference the passcode (2010). In addition, the Webcast will be available on the company’s Web site at www.equinix.com. No password is required for the webcast.

About Equinix

Equinix, Inc. (Nasdaq: EQIX) provides global data center services that ensure the vitality of the information-driven world. Global enterprises, content and financial companies, and more than 575 network service providers rely upon Equinix’s insight and expertise to protect and connect their most valued information assets. Equinix operates 87 International Business Exchange™ (IBX®) and partner data centers across 35 metro areas in North America, Europe and Asia-Pacific.

Important information about Equinix is routinely posted on the investor relations page of its website located at www.equinix.com/investors. We encourage you to check Equinix’s website regularly for the most up-to-date information.

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This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; unanticipated costs or difficulties relating to the integration of Switch and Data into Equinix; a failure to receive significant revenue from customers in recently built out data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; the results of any litigation relating to past stock option grants and practices; and other risks described from time to time in Equinix’s filings with the Securities and Exchange Commission. In particular, see Equinix’s recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. International Business Exchange is a trademark of Equinix, Inc.